Exhibit 10-I

Ford Motor Company
Directors Life Insurance
and Optional Retirement Plan
(As Amended and Restated as of December 31, 2010)

Section 1.  Introduction.  This Plan has been established for the purpose of providing Eligible Directors, and Eligible Retired Directors, as herein defined, with life insurance and optional retirement benefits under certain circumstances.  The Plan is an expression of the Company's present policy with respect to those Company directors and retired directors who meet the eligibility requirements set forth below; it is not a part of any contract of employment and no director or other person shall have any legal or other right to any benefit under the Plan.  The Company reserves the right to terminate, amend or modify the Plan, in whole or in part, at any time without notice.

Section 2.  Definitions.  As used in this Plan:

(a)  "Board" shall mean the Board of Directors of the Company.

(b)  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

(c)  "Company" shall mean Ford Motor Company.

(d)  "Director Service" shall mean years of service as a member of the Board, not exceeding one year in any calendar year.

(e)  "Effective Date" means November 1, 1985.

(f)  "Eligible Director" shall mean a member of the Board on or after the Effective Date who is not a Company employee and has not retired from Company employment on or after December 1, 1977.

(g)  "Eligible Retired Director" shall mean an Eligible Director who shall have retired or resigned from the Board prior to December 31, 2008 after completing at least five years of Director Service and attaining age 55.

Section 3.  Benefits.

(a)  Life Insurance.  Each Eligible Director shall be entitled to life insurance in the amount of $200,000 while a member of the Board.

(b)  Optional Death and Retirement Benefits.  An Eligible Retired Director who was receiving optional death and retirement benefits as described in Section 3(b)(1) below prior to December 31, 2008 shall continue to receive such benefits on and after December 31, 2008.

(1)  Benefit.  The optional death and retirement benefit payable with respect to an Eligible Retired Director shall be as follows:

(i)  life insurance in the amount of $100,000, plus

(ii) a monthly benefit, payable to such Eligible Retired Director during such Eligible Retired Director's lifetime, in the amount of $1,250 per month.

Section 4.  Payments.  The life insurance described in Section 3(a) or 3(b)(1)(i) shall be provided by the purchase from an insurance carrier of an insurance contract upon terms and conditions approved by the Executive Vice President and Chief Financial Officer or the designee of such officer.  The retirement benefits provided in Section 3(b)(1)(ii) shall be payable out of the Company's general funds and shall cease at the end of the month in which such Eligible Retired Director dies.

Section 5.  Designation of Beneficiary.  The death benefits payable under the life insurance described in Section 3(a) or 3(b)(1)(i) shall be paid to the Eligible Director's or Eligible Retired Director's designated beneficiary, as applicable, or if there is no such beneficiary shall be paid in accordance with the provisions of the life insurance contract.

Section 6.  Administration and Interpretation.

(a)  The Group Vice President –Human Resources and Corporate Services and the Executive Vice President and Chief Financial Officer (or, in the event of a change in title, such officers' functional equivalents) shall have full power and authority on behalf of the Company to administer and interpret the Plan.  All decisions with respect to the administration and interpretation of the Plan shall be final and shall be binding upon all persons.

(b)  The plan year of the Plan shall be the calendar year.

(c)  In the event that a section, subsection or paragraph of the Code or the Plan is renumbered, such renumbered section, subsection, or paragraph shall apply to applicable references herein,

Section 7.  Amendments and Termination.  The Board shall have the right at any time to amend, modify, discontinue or terminate this Plan in whole or in part; provided, however, that no such action shall deprive the beneficiary or estate of life insurance proceeds with respect to an Eligible Director or Eligible Retired Director who shall have died prior to the date of such action by the Board; provided, further, however, that no distribution of benefits shall occur upon termination of this Plan unless applicable requirements of Code Section 409A have been met.

Section 8.  Code Section 409A.

(a)  The provisions of Code Section 409A are incorporated into the Plan by reference to the extent necessary for any benefit provided under the Plan that is subject to Code Section 409A to comply with such requirements and, except as otherwise expressly determined by the Company, the Plan shall be administered in accordance with Code Section 409A as if the requirements of Code Section 409A were set forth herein.  The Company reserves the right to take such action, on a uniform and consistent basis, as the Company deems necessary or desirable to ensure compliance with Code Section 409A, and applicable additional regulatory guidance thereunder, or to achieve the goals of the Plan without having adverse tax consequences under this Plan for any Eligible Director, Eligible Retired Director, or beneficiary.  Unless determined otherwise by the Company, any such action shall be taken in a manner that will enable any benefit provided under the Plan that is intended to be exempt from Code Section 409A to continue to be so exempt, or to enable any benefit provided under the Plan that is intended to comply with Code Section 409A to continue to so comply.

(b)  In no event shall any transfer of obligations to or from this Plan result in an impermissible acceleration or deferral of Plan benefits under Code Section 409A. In the event such a transfer would cause an impermissible acceleration or deferral under Code Section 409A, such transfer shall not occur.

(c)  In the event a former Eligible Director or Eligible Retired Director is reelected to the Board, distribution of any benefit under this Plan shall not cease upon such director's reelection to the Board.

(d)  After receipt of Plan benefits, the obligations of the Company with respect to such benefits shall be satisfied and no Eligible Director, Eligible Retired Director, or beneficiary shall have any further claims against the Plan or the Company with respect to Plan benefits.

(e)  For the avoidance of doubt, and notwithstanding any provisions of the Plan to the contrary, in the event a Specified Employee becomes entitled to a benefit under this Plan upon Separation From Service, other than as a result of death, payment of any such benefit shall commence on or as soon as reasonably practicable after the first day of the seventh month following such Specified Employee's termination from employment with the Company (other than as a result of death).  For purposes of this Plan, a Separation From Service will be deemed to have occurred on the date on which the Specified Employee incurs a “separation from service” within the meaning of Code Section 409A.  Any payments to which a Specified Employee otherwise would have been entitled under the Plan during the first 6 months following such Specified Employee's Separation From Service shall be accumulated and paid in a lump sum payment on or as soon as reasonably practicable after the first day of the seventh month following such Separation From Service.  Any payment delayed under this Section shall not bear interest.

For purposes of this Section 8(e), "Specified Employee" shall mean an Eligible Director or Eligible Retired Director who is a "Key Employee" as defined in Code Section 416(i) (1)(A)(i), (ii) or (iii), applied in accordance with the regulations thereunder and disregarding Subsection 416(i)(5).  A Specified Employee shall be identified as of December 31st of each calendar year and such identification shall apply to any Specified Employee who shall terminate employment with the Company, other than as a result of such Specified Employee's death, in the 12-month period commencing April 1st of the immediately succeeding calendar year.  This provision is effective for Specified Employees who resign or terminate employment on or after January 1, 2005.  For purposes of determining Specified Employees, the definition of compensation under Treasury Regulation Section 1.415(c)-2(d)(3) shall be used, applied without the use of any of the special timing rules provided in Treasury Regulation Section 1.415(c)-2(e) or the special rule in Treasury Regulation Section 1.415(c)-2(g)(5)(i), but applied with the use of the special rule in Treasury Regulation Section 1.415(c)-2(g)(5)(ii).  An Eligible Director or Eligible Retired Director who is determined to be a Specified Employee in accordance with this Section 8(e), shall be a Specified Employee regardless of whether such director meets the definition of "Specified Employee" on the date the director terminates employment with the Company.